Exhibit 99.1

Investor Contact: Dan Zajdel at (724) 485-4169

Media Contact: Joe Cerenzia at (724) 485-4062

CNX Gas Reports Quarterly Net Income of $41.1 Million, or $0.27 per Share;

Annual 2009 Net Income of $164.5 million, or $1.09 per Share;

CNX Gas Reports Record Quarterly Production of 25.1 Bcf;

Record Annual 2009 Production of 94.4 Bcf, up 23% from 2008

Pittsburgh, PA (January 28, 2010) – CNX Gas Corporation (NYSE: CXG), a leading Appalachian producer, reported net income attributable to CNX Gas shareholders of $41.1 million, or $0.27 per diluted share, for the quarter ended December 31, 2009. This compares to $57.5 million, or $0.38 per diluted share, for the quarter ended December 31, 2008. Annual 2009 net income attributable to CNX Gas shareholders was $164.5 million, or $1.09 per share, compared to $239.1 million, or $1.58 per share, in 2008.

Production was 25.1 billion cubic feet (Bcf), or 273 million cubic feet (MMcf) per day, for the quarter ended December 31, 2009. This was the third consecutive quarterly production record, and 13% higher than the 22.2 Bcf, or 242 MMcf per day, for the year-ago quarter. Annual 2009 production was 94.4 Bcf, an increase of 23% over the 76.6 Bcf produced in 2008.

“CNX Gas ended 2009 on a very strong footing. Once again, we set another quarterly production record, and our employees continued working safely, having passed the 4-million hour mark without incurring a lost-time incident,” said J. Brett Harvey, chairman and chief executive officer. “With our increasing Virginia coalbed methane production and our continued Marcellus Shale success, we expect 2010 production of 100 Bcf. To support this goal, we have contracted for a second horizontal rig to begin drilling in the Marcellus Shale on March 1.

“CNX Gas increased production by 23% in 2009 while paying down about $15 million of debt. And as we reported earlier this week, we also increased our proved reserves in 2009 by one-half trillion cubic feet (Tcf), or 34%, to 1.9 Tcf. When viewed together with our 2009 return on capital employed of 10.6% on an after-tax basis, there is no doubt that CNX Gas is a premier company in the E&P industry.”

TABLE 1

FINANCIAL AND OPERATIONAL RESULTS - Period-To-Period

	Quarter Ended Dec. 31, 2009	Quarter Ended Dec. 31, 2008	Twelve Months Ended Dec. 31, 2009	Twelve Months Ended Dec. 31, 2008
Total Revenue and Other Income	$177.8	$206.1	$683.4	$789.4
Net Income attributable to CNX Gas shareholders	$41.1	$57.5	$164.5	$239.1
Earnings per Share - Diluted	$0.27	$0.38	$1.09	$1.58
Net Cash from Operating Activities	$80.7	$140.5	$360.2	$447.4
EBITDA	$93.4	$113.7	$377.9	$470.2
EBIT	$64.8	$94.1	$270.6	$400.1
Total Period Production (Bcf)	25.1	22.2	94.4	76.6
Average Daily Production (MMcf)	273	242	259	209
Capital Expenditures	$63.4	$154.5	$336.4	$560.7

Financial results are in millions of dollars except per share amounts. Production results are net of royalties.

Quarter-to-Quarter Analysis

The average price realized for the company’s gas production was $6.47 per Mcf for the quarter ended December 31, 2009, or $1.88 lower than the $8.35 per Mcf received for the quarter ended December 31, 2008. The average realized price for the just-ended quarter included 15.3 Bcf hedged at $7.90 per Mcf.

All-in unit costs for company production, exclusive of royalties, were $3.47 per Mcf in the just-ended quarter, or a decrease of $0.13 from the $3.60 per Mcf for the quarter ended December 31, 2008.

Pre-tax unit margins for company production were $3.00 per Mcf in the just-ended quarter, a decrease of $1.75 from the $4.75 per Mcf in the quarter ended December 31, 2008.

TABLE 2

PRICE AND COST DATA PER NET MCF - Period-To-Period Comparison

	Quarter Ended Dec. 31, 2009	Quarter Ended Dec. 31, 2008	Twelve Months Ended Dec. 31, 2009	Twelve Months Ended Dec. 31, 2008
Average Sales Price	$6.47	$8.35	$6.68	$8.99

Costs – Production
Lifting	$0.54	$0.60	$0.52	$0.63
Production Taxes	$0.10	$0.19	$0.06	$0.26
DD&A	$0.92	$0.67	$0.91	$0.66

Total Production Costs	$1.56	$1.46	$1.49	$1.55

Costs – Gathering
Operating Costs	$0.81	$0.92	$0.78	$0.94
Transportation	$0.25	$0.19	$0.23	$0.15
DD&A	$0.22	$0.21	$0.23	$0.25

Total Gathering Costs	$1.28	$1.32	$1.24	$1.34

Costs – Administration	$0.63	$0.82	$0.71	$0.77

Total Costs	$3.47	$3.60	$3.44	$3.66

Margin	$3.00	$4.75	$3.24	$5.33

Note: Costs – Administration exclude incentive compensation and other corporate items.

Unit lifting costs were lower in the just-ended quarter, in part, because of fewer workovers conducted. Water volumes from CBM production were down, as were water handling rates due to reduced drilling. Lower water volumes also contributed to lower road maintenance costs. Higher gas production volumes also helped to lower unit lifting costs.

Unit production taxes were much lower in the just-ended quarter because they are calculated on average realized price before the effect of hedging. Due to market conditions, these prices were significantly lower in the just-ended quarter. Unit production taxes were also lower because of a revised estimate of a pending litigation settlement.

Unit production DD&A was higher in the just-ended quarter as more plant assets in Northern Appalachia were placed into service.

Higher production volumes helped to lower unit gathering operating costs.

Unit firm transportation costs have increased due to acquiring additional capacity in the Northern Appalachian region in anticipation of greater production volumes.

Safety

During the fourth quarter, CNX Gas employees crossed the 4-million hour mark without incurring a lost time accident. As of December 31, the cumulative time worked by employees without a lost time incident was nearly 4.1 million hours.

Central Appalachia Operations

Total production in Central Appalachia, which includes Virginia CBM and Chattanooga Shale, was 19.2 Bcf in the quarter ended December 31, 2009. This was 1.2 Bcf higher than the 18.0 Bcf produced in the quarter ended December 31, 2008. The Central Appalachia December run rate was 199 MMcf per day.

CNX Gas drilled 201 vertical frac wells in its Virginia CBM Operations during the year, exceeding the goal of 175. CNX Gas expects to drill 175 wells in Virginia in 2010 with a drilling budget of $50 million.

For 2010, CNX Gas expects to drill 25 Chattanooga Shale wells for about $28 million, and five Huron Shale wells for about $12 million.

Northern Appalachia Operations

Total production in Northern Appalachia, which includes Mountaineer CBM, Nittany CBM, and Marcellus Shale, was 5.9 Bcf in the quarter ended December 31, 2009. This was 1.7 Bcf more than the 4.2 Bcf produced in the quarter ended December 31, 2008. The Northern Appalachia December run rate was 63 MMcf per day.

Of this Northern Appalachian production, 1.5 Bcf was from the Marcellus Shale in the just-ended quarter, versus less than 0.1 Bcf in the same quarter last year.

No coalbed methane wells were drilled in Northern Appalachia in the just-ended quarter. For 2010, CNX Gas expects to drill 5 horizontal CBM wells in Mountaineer and some ancillary wells for about $17 million.

In the Marcellus Shale, CNX Gas drilled, completed, and brought online one vertical well and two horizontal wells. The first of the two horizontal wells, GH 11C CV, has shown a 30-day daily production rate of 1.6 MMcf. This well has only 1,600 lateral feet, due to acreage constraints. The second horizontal well, GH 11B CV, is currently producing from only the first two frac stages at a 30-day production rate of 0.8 MMcf. This 1,800-ft lateral well is expected to see more normal levels of production when the remaining 3 stages are fraced.

For the entire horizontal Marcellus Shale program to date, 13 horizontal wells have been drilled. The reserves associated with the first 11 wells total 35.6 Bcf, or about 3.3 Bcf per well. The laterals on these wells averaged less than 2,000 feet.

Upcoming drilling in the Marcellus Shale is expected to be predominantly horizontal and on multiple-well pads, with laterals closer to 3,000 feet. For 2010, the company expects to drill approximately two dozen horizontal wells, with a drilling budget of about $110 million.

CNX Gas successfully increased its acreage with Marcellus Shale potential by 20,000 in the quarter, to a year-end total of 250,000. Of this, approximately 170,000 acres is considered to be Tier 1. The company remains committed to expanding its footprint to 400,000 acres.

Financial Update

The company continues to monitor and evaluate capital spending to ensure adequate liquidity and to preserve options for possible external investment. With regard to capital, CNX Gas intends to spend largely within its net cash from operating activities for 2010. Capital expenditures are targeted for $400 million, with $221 for drilling, $121 million for midstream, and the remainder for land.

The company ended the quarter with $57.8 million drawn on its $200 million credit facility. The amount drawn is down $15.2 million from September 30, 2009. Cash on hand was $1.1 million.

CNX Gas also has outstanding letters of credit of $14.9 million. Total funds available are $128.4 million.

Return on capital employed for the year was 10.6%, on an after tax basis, compared to 18.5% in 2008.

Guidance

The 2010 production guidance remains at 100 Bcf. CNX Gas expects to be able to achieve this production by adding a second horizontal rig drilling in the Marcellus Shale on March 1, the continued drilling of CBM frac wells in Virginia, and some ancillary drilling. While 2010 plans could be refined later in the year, the company views this as a realistic starting point.

Total hedged production in the 2010 first quarter is 13.0 Bcf, at an average price of $8.76 per Mcf.

TABLE 3

GUIDANCE

	Actual 2009	2010	2011	2012
Total Yearly Production (Bcf)	94.4	100	NA	NA
Volumes Hedged (Bcf)	51.6	47.5	22.6	15.1
Average Hedge Price ($/Mcf)	$8.76	$7.88	$6.84	$6.84

Economic Outlook

The U.S. economy began growing in the third quarter of 2009, at an annual rate of 2.2% and continued growing in the fourth quarter. Due to the significant fiscal spending and relaxed monetary policy in the United States, a modest recovery appears likely to continue in the U.S. through 2010. This should lead to an increase in demand for energy products from industrial customers, power generators and steel producers. Depending on the pace and sustainability of the recovery, we believe substantial opportunities exist for our gas business.

Natural Gas Outlook

At the onset of the winter heating season, natural gas in storage fields was at record high levels. Because of much colder than normal weather in much of the U.S. from mid-December through mid-January, gas in storage has been drawn down to normal levels. The economic recovery is expected to positively affect industrial and commercial demand. Gas prices have now strengthened to the point where it makes sense for CNX Gas to add a second horizontal rig to its Marcellus Shale drilling program for 2010. CNX Gas, with its low costs and rising production volumes, is expected to benefit from this improved pricing.

Conference Call Information

CNX Gas and CONSOL Energy will co-host a conference call today at 10:00 a.m. Eastern Standard Time to discuss the company’s fourth quarter results. The teleconference can be heard “live” at the investor relations portion of the company web site: www.cnxgas.com.

Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes, and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CNX Gas because they are widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT and EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

CNX Gas

EBIT & EBITDA Reconciliation

(000) Omitted

	Quarter Ended Dec. 31, 2009	Quarter Ended Dec. 31, 2008	Twelve Months Ended Dec. 31, 2009	Twelve Months Ended Dec. 31, 2008
Net Income attributable to CNX Gas shareholders	$41,111	$57,482	$164,462	$239,073
Add: Interest Expense	1,815	2,253	7,568	7,820
Less: Interest Income	(4)	(42)	(64)	(400)
Add: Income Taxes	21,856	34,369	98,636	153,656

Earnings Before Interest & Taxes (EBIT)	64,778	94,062	270,602	400,149
Add: Depreciation, Depletion, & Amortization	28,670	19,670	107,251	70,010

EBITDA	$93,448	$113,732	$377,853	$470,159

CNX Gas

Capital Employed and Return on Capital Employed

(000) Omitted

Capital employed is a measure of net investment. When viewed from the perspective of how the capital is used, it includes CNX Gas’ property, plant, and equipment and other assets less liabilities.

Capital Employed	As of December 31, 2009	As of December 31, 2008
Total assets	$2,171,382	$2,124,973
Less liabilities:
Total current liabilities (other than current portion of indebtedness)	(150,778)	(199,888)
Total long-term liabilities (other than indebtedness)	(381,548)	(384,367)

Total Capital Employed	$1,639,056	$1,540,718

Return on average capital employed (ROCE) is a performance measure ratio. ROCE is defined as net income plus after-tax interest expense, divided by average capital employed. Below is a calculation of ROCE for the year 2009.

Return on Capital Employed	Year Ended December 31, 2009
Net Income	$164,462
Financing costs (after-tax):	(4,731)

Earnings excluding financing costs	$169,193
Average capital employed	$1,589,887
Return on average capital employed	10.6%

Although ROCE is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that ROCE is a useful measure because it indicates the return on all capital, which includes equity and debt, employed in the business. Management believes that ROCE is an additional measure of efficiency when considered in conjunction with return on equity, which measures the return on only the shareholders’ equity component of total capital employed.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Various statements in this document, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995). The forward-looking statements may include projections and estimates concerning the timing and success of specific projects, our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “would,” “will,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this document speak only as of the date of this document; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, uncertainties and contingencies include, but are not limited to: our business strategy; our financial position, cash flow and liquidity; the deteriorating economic conditions in the United States and globally; declines in the prices we receive for our gas affecting our operating results and cash flow; uncertainties in estimating our gas reserves and replacing our gas reserves; uncertainties in exploring for and producing gas; our inability to obtain additional financing necessary in order to fund our operations, capital expenditures and to meet our other obligations; disruptions to, capacity constraints in or other limitations on the pipeline systems which deliver our gas; the cost of disposing of water from our coalbed methane and Marcellus Shale gas wells; the cost of removing impurities from the gas we produce; the availability of personnel and equipment, including our inability to retain and attract key personnel; increased costs; the effects of government regulation, permitting and other legal requirements; legal uncertainties regarding the ownership of the coalbed methane estate, and costs associated with perfecting title for gas rights in some of our properties; litigation concerning real property rights, intellectual property rights, royalty calculations and other matters; our relationships and arrangements with CONSOL Energy; and other factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

CNX GAS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenue and Other Income:
Outside Sales	$161,692	$184,169	$627,419	$678,793
Related Party Sales	919	1,497	3,179	9,532
Royalty Interest Gas Sales	11,210	17,381	40,951	79,302
Purchased Gas Sales	2,938	1,604	7,040	8,464
Other Income	1,040	1,401	4,855	13,330

Total Revenue and Other Income	177,799	206,052	683,444	789,421
Costs and Expenses:
Lifting Costs	16,056	17,477	55,285	67,653
Gathering and Compression Costs	26,552	24,718	95,687	83,752
Royalty Interest Gas Costs	9,073	14,984	32,423	74,041
Purchased Gas Costs	3,419	1,568	6,442	8,175
Exploration and Other Costs	2,152	3,986	17,201	4,995
General and Administrative	15,958	18,181	66,655	59,244
Other Corporate Expenses	11,352	11,364	32,871	21,002
Depreciation, Depletion and Amortization	28,670	19,670	107,251	70,010
Interest Expense	1,815	2,253	7,568	7,820

Total Costs and Expenses	115,047	114,201	421,383	396,692

Earnings Before Income Taxes and Noncontrolling Interest	62,752	91,851	262,061	392,729
Noncontrolling Interest	(215)		(1,037)

Earnings Before Income Taxes	62,967	91,851	263,098	392,729
Income Taxes	21,856	34,369	98,636	153,656

Net Income Attributable to CNX Gas Shareholders	$41,111	$57,482	$164,462	$239,073

Earnings Per Share:
Basic	$0.27	$0.38	$1.09	$1.58

Dilutive	$0.27	$0.38	$1.09	$1.58

Weighted Average Number of Common Shares Outstanding:
Basic	150,985,412	150,971,636	150,977,235	150,947,516

Dilutive	151,397,310	151,240,785	151,325,146	151,331,953

CNX GAS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	December 31, 2009	December 31, 2008
ASSETS
Current Assets:
Cash and Cash Equivalents	$1,124	$1,926
Accounts and Notes Receivable:
Trade	43,421	61,764
Other Receivables	975	3,080
Recoverable Income Taxes	—	30,302
Derivatives	99,265	150,564
Other	3,829	2,222

Total Current Assets	148,614	249,858

Property, Plant and Equipment:
Property, Plant and Equipment	2,409,751	2,113,570
Less - Accumulated Depreciation, Depletion and Amortization	433,201	322,470

Total Property, Plant and Equipment - Net	1,976,550	1,791,100

Other Assets:
Investment in Affiliates	24,591	25,204
Derivatives	18,218	55,945
Other	3,409	2,866

Total Other Assets	46,218	84,015

TOTAL ASSETS	$2,171,382	$2,124,973

CNX GAS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	December 31, 2009	December 31, 2008
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$53,516	$100,565
Accrued Royalties	14,898	20,301
Accrued Severance Taxes	1,037	3,672
Related Parties	5,171	2,234
Short-Term Notes Payable	57,850	72,700
Deferred Income Taxes	34,871	55,000
Accrued Income Taxes	31,765	—
Current Portion of Long-Term Debt	8,616	8,462
Other Current Liabilities	9,520	18,116

Total Current Liabilities	217,244	281,050

Long-Term Debt:
Long-Term Debt	10,062	15,386
Capital Lease Obligations	55,628	59,296

Total Long-Term Debt	65,690	74,682

Deferred Credits and Other Liabilities:
Deferred Income Taxes	334,493	331,338
Gas Well Plugging	8,312	7,401
Postretirement Benefits Other Than Pensions	3,642	2,728
Other	35,101	42,900

Total Deferred Credits and Other Liabilities	381,548	384,367

Total Liabilities	664,482	740,099
Stockholders’ Equity:
Common Stock, $.01 par value; 200,000,000 Shares Authorized, 150,986,918 Issued and Outstanding at December 31, 2009 and 150,971,636 Issued and Outstanding at December 31, 2008	1,510	1,510
Capital in Excess of Par Value	806,527	789,625
Preferred Stock, 5,000,000 Shares Authorized; None Issued and Outstanding	—	—
Retained Earnings	633,417	468,955
Other Comprehensive Income	69,816	124,784

Total CNX Gas Shareholders’ Equity	1,511,270	1,384,874
Noncontrolling Interest	(4,370)	—

Total Equity	1,506,900	1,384,874

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,171,382	$2,124,973

CNX GAS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2009	2008	2009	2008
Operating Activities:
Net Income Attributable to CNX Gas Shareholders	$41,111	$57,482	$164,462	$239,073
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	28,670	19,670	107,251	70,010
Stock-based Compensation	673	843	6,311	3,378
(Gain) Loss on the Sale of Assets	(13)	—	72	—
Change in Noncontrolling Interest	(215)	—	(1,037)	—
Deferred Income Taxes	(6,889)	57,962	31,896	117,870
Equity in Earnings of Affiliates	13	(199)	(637)	(551)
Changes in Operating Assets:
Accounts Receivable	(15,711)	6,136	20,448	(21,789)
Related Party Receivable	1,881	3,064	2,937	3,256
Other Current Assets	(1,863)	(346)	(1,607)	191
Changes in Other Assets	445	(382)	(505)	3,861
Changes in Operating Liabilities:
Accounts Payable	8,296	20,708	(21,845)	33,531
Income Taxes	20,090	(34,521)	52,572	(28,515)
Other Current Liabilities	1,171	(209)	(15,614)	16,668
Changes in Other Liabilities	727	9,031	(1,369)	10,611
Other	2,317	1,217	16,828	(219)

Net Cash Provided by Operating Activities	80,703	140,456	360,163	447,375
Investing Activities:
Capital Expenditures	(63,428)	(154,483)	(336,447)	(524,663)
Acquisition of Knox Energy	—	—	—	(36,000)
Investment in Equity Affiliates	—	—	1,250	1,081
Proceeds From Sale of Assets	13	—	288	450

Net Cash Used in Investing Activities	(63,415)	(154,483)	(334,909)	(559,132)
Financing Activities:
Capital Lease Payments	(936)	(711)	(3,750)	(2,769)
Variable Interest Entity Debt	(1,114)	(952)	(5,218)	11,032
(Payment on) Proceeds from Short-Term Borrowings	(15,200)	14,500	(14,850)	72,700
Exercise of Stock Options	85	(196)	200	292
Noncontrolling Interest Distribution	—	—	(2,500)	—
Tax Benefit from Stock-Based Compensation	33	196	62	380

Net Cash (Used in) Provided by Financing Activities	(17,132)	12,837	(26,056)	81,635

Net Decrease in Cash and Cash Equivalents	156	(1,190)	(802)	(30,122)
Cash and Cash Equivalents at Beginning of Period	968	3,116	1,926	32,048

Cash and Cash Equivalents at End of Period	$1,124	$1,926	$1,124	$1,926

CNX GAS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

(Dollars in Thousands - except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total CNX Gas Stockholders’ Equity	Non- controlling Interest	Total Equity
Balance - December 31, 2008	$1,510	$789,625	$468,955	$124,784	$1,384,874	$—	$1,384,874

(Unaudited)

Net Income Attributable to CNX Gas Shareholders	—	—	164,462	—	164,462	—	164,462
Gas Cash Flow Hedge (net of $34,932 tax)	—	—	—	(53,132)	(53,132)	—	(53,132)
Actuarially Determined Liabilities Adjustment (Net of $1,185 tax)	—	—	—	(1,836)	(1,836)	—	(1,836)

Comprehensive Income (Loss)	—	—	164,462	(54,968)	109,494		109,494
Stock Options Exercised	—	200	—	—	200	—	200
Tax Benefit from Stock-Based Compensation	—	44	—	—	44	—	44
Amortization of Restricted Stock Unit Grants	—	15,119	—	—	15,119	—	15,119
Amortization of Stock Option Grants	—	1,539	—	—	1,539	—	1,539
Noncontrolling Interest	—	—	—	—	—	(4,370)	(4,370)

Balance - December 31, 2009	$1,510	$806,527	$633,417	$69,816	$1,511,270	$(4,370)	$1,506,900